Independent Auditors’ Consent

To the Board of Directors
Identix Incorporated:

We consent to incorporation by reference in the registration statement (No. 33-63984) on Form S-8 of Visionics Corporation of our report dated May 3, 2002 relating to the statement of net assets available for plan benefits of Visionics Corporation Retirement Plan as of December 31, 2001 and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2002 Form 11-K of Identix Incorporated.

/s/ KPMG LLP

Minneapolis, Minnesota
March 25, 2004